Exhibit 99.1

                        Digital Recorders, Inc. Announces
      Preliminary Second Quarter 2005 Results; A 45.3 Percent Increase in
                 Reauthorization Legislation Funding is Expected


    DALLAS--(BUSINESS WIRE)--August 2, 2005--Digital Recorders, Inc. (DRI) (Nasdaq:TBUS), a market leader in transportation, law enforcement, and security digital communications systems, announced today that second quarter 2005 sales were approximately $12.7 million, reflecting an increase of 8.5 percent over the $11.7 million in sales posted for the same period a year ago.
    "Our preliminary second quarter results reflect, in substantial part, continued softness in the market created, in our opinion, by the ongoing delay in the reauthorization of the Transportation Equity Act for the 21st Century (TEA-21). As such, we expect to post a net loss before considering $550,000 in non-cash charges related to the previously announced Series G Preferred Stock financing. However, we expect to show an improvement in operating results compared to first quarter 2005," David L. Turney, the Company's Chairman, Chief
Executive Officer, and President, said.
    Commenting on the reauthorization of TEA-21, Mr. Turney said, "The legislation has been passed by both the House and the Senate. While the next step, signature by President Bush, remains to be accomplished, we anticipate that such will occur by mid-August.
Meantime, a two-week extension of the prior TEA-21 legislation is in effect. According to American Public Transportation Association (APTA) President William W. Millar in a public statement made July 29, 2005, the new legislation contains $52.6 billion of guaranteed funding for public transportation over six years. At $52.6 billion, according to APTA staff, that would represent a 45.3 percent increase over the comparable funding in the prior legislation. While we do not expect this reauthorization to materially affect our revenue in 2005, we certainly do believe the cloud of uncertainty, which has hung over the market for two years, now going away may lead to more robust market opportunity."
    On or about Monday, Aug. 15, 2005, the Company plans to file with the Securities and Exchange Commission a Form 10-Q for the period ended June 30, 2005.

    New Transit Security Products and Services Coming Soon

    According to Mr. Turney, the Company plans to introduce additional transit security products and services during the American Public Transportation Association International Public Transportation Expo (APTA Expo 2005) slated Sept. 26-28, 2005, at the Dallas Convention Center in Dallas. "The rollout plans fall in line with management's strategy of delivering transit products with additional security features and increasing security-related functionality in the Company's traditional Intelligent Transportation Systems (ITS) market through specially designed products, services, and strategic alliances. APTA Expo 2005 will provide an opportunity for us to showcase our capabilities in the security market, as well as in our core ITS served market. The new transit security products and services are not expected to materially impact the Company's fiscal year 2005 results, but are expected to contribute to 2006 results."

    About APTA

    APTA is a nonprofit international association of more than 1,500 member organizations including public transportation systems; planning, design, construction and finance firms; product and service providers; academic institutions, and state associations and departments of transportation. APTA members serve the public interest by providing safe, efficient and economical public transportation services and products. Over ninety percent of persons using public transportation in the United States and Canada are served by APTA members.
    APTA Expo 2005 is slated to take place Sept. 26-28, 2005, at the Dallas Convention Center in Dallas. DRI's exhibit booth number is 3515. For more information about this transit industry event, refer to www.apta.com/expo2005.

    About the Company

    Digital Recorders, Inc. is a market leader in transportation, law enforcement, and security digital communications systems using proprietary hardware and software applications. Our products improve the flow and mobility of people through transportation infrastructure, mitigate security threats, and enhance law enforcement agencies' surveillance capabilities. Our transportation communications products -- TwinVision(R) and Mobitec(R) electronic destination sign systems, Talking Bus(R) voice announcement systems, Internet-based passenger information systems, and computer-aided dispatch/ automatic vehicle locating and monitoring systems -- enhance public transportation and mitigate security threats worldwide. Our electronic surveillance tools, including microphone amplifiers and processors, countermeasures devices, speech activity detectors, and noise cancellation equipment, help law-enforcement agencies around the globe arrest and prosecute criminals. For more information about DRI and its operations worldwide, go to www.digrec.com.

    Forward-Looking Statements

    This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, statements concerning the timing or amount of future revenues; future product and service offerings; the ability to include additional security features to existing products and services; the potential benefits such security features may have for our customers; the potential positive effect such product and service offering may have on future revenues; the expected contribution of sales of new and modified security related products to our profitability; statements about the expected passage of pending federal legislation as well as the potential beneficial effects of such legislation on the Company's sales; statements made by APTA staff and quoted in this press release regarding federal transportation funding and the potential effect such funding may have on the transportation industry; as well as any statement, express or implied, concerning future events or expectations is a forward looking statement. Use of words such as "expect," "fully expect," "expected," "appears," "believe," "plan," "anticipate," "would," "goal," "potential," "potentially," "range," "pursuit," "run rate," "stronger," "preliminarily," etc., is intended to identify forward-looking statements that are subject to risks and uncertainties, including risks and uncertainties that the assumptions behind future revenue timing or amounts may not prove accurate over time; risks that future product and service offerings may not be accepted by our customers; risks that we may be unable to create meaningful security product features in either new or existing products; risks that pending federal legislation will not be enacted, or enacted at a later time than anticipated, or that the beneficial effects of the enactment of such legislation will not materialize; risks that statements made by APTA staff and quoted in this press release may not accurately predict future events or outcomes, including the risk that certain predicted events may not occur or if they do occur will not have the anticipated result on the transportation industry; as well as other risks and uncertainties set forth in our Annual Report on 10-K filed April 1, 2005, particularly those identified in Risk Factors Affecting Our Business. There can be no assurance that any expectation, express or implied, in a forward-looking statement will prove correct or that the contemplated event or result will occur as anticipated.



    CONTACT: Digital Recorders, Inc., Dallas
             Veronica B. Marks, 214-378-4776
             Fax: 214-378-8437
             veronicam@digrec.com